EXHIBIT 99.1

CSG appoints silvio tavares to its board of directors

GREENWOOD VILLAGE, CO, May 19, 2020 – CSG® (NASDAQ: CSGS) today announced that Silvio Tavares has joined its board of directors.  Mr. Tavares is an experienced CEO, senior payments executive and industry innovator with extensive experience in the payments and digital commerce industries.  His appointment became effective May 18, 2020.

“Silvio will make a great new addition to the CSG board,” said Don Reed, chairman of the board of directors, CSG.  “His lengthy tenure in the payments industry, in addition to his engineering, legal, and investment banking background, will add unique depth to our board.  Silvio’s industry experience will give CSG valuable insight as the company continues to grow its market share and revenues in payments.

“CSG is uniquely positioned to provide world class payment and digital engagement services at a time when leading companies around the world need these capabilities more than ever,” said Mr. Tavares. “I am honored to join the board of directors at a time when the opportunities for CSG have never been greater.”

About Silvio Tavares

Mr. Tavares has more than 15 years of experience in the digital commerce and payments industry.

Mr. Tavares currently serves as CEO of The CardLinx Association, a leading global trade association for the payment and digital advertising industries, whose founding members include MasterCard, Discover, First Data (now part of Fiserv, Inc.), Facebook and Microsoft, among others. He has held this position since 2013.

Prior to joining Cardlinx, he was Senior VP and Global Head of Information Products at Visa, Inc., where he led a business unit generating several hundred million dollars in annual sales and successfully launched industry leading products in the areas of payment fraud detection, digital marketing, and merchant loyalty.  Mr. Tavares joined Visa from First Data, where he was Senior Vice President and Global Head of Information and Analytics, where he patented and launched First Data’s U.S. macro-economic spending indicator.

Mr. Tavares holds a Juris Doctorate degree from the Boston University School of Law; an MBA from Boston College; and a Bachelor of Science Degree in Electrical and Computer Engineering from Tufts University.

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About CSG

For more than 35 years, CSG has simplified the complexity of business, delivering innovative customer engagement solutions that help companies acquire, monetize, engage and retain customers. Operating across more than 120 countries worldwide, CSG manages billions of critical customer interactions annually, and its award-winning suite of software and services allow companies across dozens of industries to tackle their biggest business challenges and thrive in an ever-changing marketplace. CSG is the trusted partner for driving digital innovation for hundreds of leading global brands, including AT&T, Charter Communications, Comcast, DISH, Eastlink, Formula One, Maximus, MTN and Telstra. To learn more, visit our website at csgi.com and connect with us on LinkedIn, and Twitter.

Copyright © 2020 CSG Systems International, Inc. and/or its affiliates (“CSG”). All rights reserved. CSG® is a registered trademark of CSG Systems International, Inc. All third party trademarks, service marks, and/or product names which are referenced in this document are the property of their respective owners, and all rights therein are reserved.

Contacts:

Brad Jones

Public Relations

CSG

+1 (303) 200-3001

brad.jones@csgi.com

David Banks

Investor Relations

CSG

+1 (303) 200-3127

david.banks@csgi.com